Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) between EARTHLINK, INC., a Delaware corporation (the “Company”), and JOSEPH M. WETZEL (referred to herein as “You”) is entered into on December 30, 2008.  This Agreement amends, restates and supersedes the Employment Agreement between the Company and you dated August 27, 2007 (the “Previous Agreement”).

RECITALS

1.                                       The Company is engaged in the business of providing integrated communication services and related value added services to individual consumers and business customers throughout the States of the United States; and

2.                                       The Company previously determined that, in view of Your knowledge, expertise and experience in the integrated communication services and related value-added services industries, Your services as the Chief Operating Officer of the Company would be of great value to the Company, and accordingly, the Company desired to enter into the Previous Agreement with You on the terms set forth therein in order to secure Your services; and

3.                                       You desired to serve as the Chief Operating Officer of the Company on the terms set forth in the Previous Agreement; and

4.                                       The Company and You now desire to amend and restate the Previous Agreement to address Section 409A of the Code (as defined below) and the final regulations issued thereunder.

NOW, THEREFORE, in consideration of Your employment by the Company, the above premises and the mutual agreements hereinafter set forth, You and the Company agree as follows:

1.                                      Definitions.

(a)                         “Affiliate” means any trade or business with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code (except that for purposes of determining Your Termination of Employment, the language “at least fifty percent (50%)” shall be used instead of “at least eighty percent (80%)” each place it appears in Sections 414(b) or 414(c) of the Code).

(b)                        “Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c)                         “Business Combination” means a reorganization, merger or consolidation of the Company.

(d)                        “Business of the Company” means the business of providing integrated communication services and related value added services to individual consumers and business customers.

(e)                         “Cause” means (i) Your commission of any act of fraud or dishonesty relating to and adversely affecting the business affairs of the Company; (ii) Your conviction of any felony; or (iii) Your willful and continued failure to perform substantially Your duties owed to the Company after written notice specifying the nature of such non-performance and a reasonable opportunity to cure such non-performance.  No act or omission shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

(f)                           “Change in Control Event” of the Company means the occurrence of any of the following events:

(1)                                  The accumulation in any number of related or unrelated transactions by any Person of Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (1), a Change in Control Event will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (a) by the Company, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (c) by any Person pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph (2) below; or

(2)                                  Consummation of a Business Combination, unless, immediately following that Business Combination, (a) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and more than fifty percent (50%) of the combined voting power of the then outstanding Voting Stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the common stock and Voting Stock of the Company, and (b) at least sixty percent (60%) of the members of the Board of Directors of the entity resulting from that Business Combination holding at least sixty percent (60%) of the voting power of such Board of Directors were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for that Business Combination and as a result of or in connection with such Business Combination, no Person has a right to dilute either of such percentages by appointing additional members to the Board of Directors or otherwise without election or other action by the stockholders; or

(3)                                  A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph (2) above; or

(4)                                  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph 2 above.

(g)                        “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(h)                        “Company” shall mean EarthLink, Inc.

(i)                            “Confidential Information” means any and all non-public information concerning, relating to and/or in the possession of the Company and/or its Affiliates and/or the Business of the Company treated as confidential or secret by the Company and/or its Affiliates (that is, such business information is subject to efforts by the Company and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy) that does not constitute a Trade Secret, including, without limitation, information concerning the Company’s or an Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.), annual and long range business plans, product and service plans, marketing plans and methods, employee lists and information, in whatever form and whether or not computer or electronically accessible.

(j)                            “Eligible Earnings” has the same meaning given to that term in the Company’s bonus plan and payroll policies.

(k)                         “Good Reason” means, with respect to Your Termination of Employment, any of the following acts or omissions that are not cured within thirty (30) days after written notice of such act or omission is delivered to the Company, the Chairman of the Board of Directors and the Chairman of the Leadership and Compensation Committee of the Board of Directors (which notice must be given no later than ninety (90) days after the initial occurrence of such event):

(1)                                  without Your express written consent (i) the assignment to You of any duties materially inconsistent in any respect with Your position, authority, duties or responsibilities as contemplated by Section 2, (ii) the requirement by the Company that You report to any officer or employee other than directly to the Chief Executive Officer, the President of the Company (excluding a President of any division of the Company) or the Board of Directors of the Company, (iii) any other action by the Company that results in a significant diminution in such position, authority, duties or responsibilities, or (iv) any failure by the Company to comply in any material respect with any of the provisions of Sections 4(a), (b) and (d) of this Agreement;

(2)                                  any requirement that You relocate outside of, or any relocation of the Company’s principal executive office outside of, the metropolitan area of Atlanta, Georgia; or

(3)                                  any breach by the Company of any other material provision of this Agreement.

A termination by You shall not constitute termination for Good Reason unless You resign within two (2) years after the initial occurrence of such uncured event.

(l)                            “Incumbent Board” means a Board of Directors consisting of individuals who either are (a) members of the Company’s Board of Directors on the date hereof or (b) members who become members of the Company’s Board of Directors subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least sixty percent (60%) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that Person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(m)                      “Non-Public Change in Control Event” means any Change in Control Event that is not a Public Change in Control Event.

(n)                        “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(o)                        “Public Change in Control Event” means any Change in Control Event as defined in clause (f) above where (i) the Person that accumulates Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company’s Voting Stock has, or such Person is a direct or indirect subsidiary of a Person that has, a class of common stock (or depositary receipts or other certificates representing common equity interests) traded on a U.S. national securities exchange or quoted on NASDAQ or another established over-the-counter trading market in the United States or which will be so traded or quoted when issued or exchanged in connection with such Change in Control Event or (ii) upon the consummation of such Change in Control Event, the Voting Stock of the Company will remain trading on a U.S. national securities exchange or quoted on NASDAQ or another established over-the-counter trading market in the United States.

(p)                        “Specified Employee” means an employee who is (i) an officer of the Company or an Affiliate having annual compensation greater than $145,000 (with certain adjustments for inflation after 2008), (ii) a five-percent owner of the Company or (iii) a one-percent owner of the Company having annual compensation greater than $150,000.  For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers.  Employees who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21, (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Company or an Affiliate (except as otherwise provided in regulations issued under the Code) or (v) who have not completed six months of service shall be excluded for purposes of determining the number of officers for this determination.  For purposes of this Section, the term “five-percent owner” (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of the Company or stock possessing more than five percent (one percent) of the total combined voting power of all stock of the Company.  For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2)(C) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply.  For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code.  The determination of whether You are a Specified Employee will be based on a December 31 identification date such that if You satisfy the above definition of Specified Employee at any time during the 12-month period ending on December 31, You will be treated as a Specified Employee if You have a Termination of Employment during the 12-month period beginning on the first day of the fourth month following the identification date.  This definition is intended to comply with the “specified employee” rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

(q)                        “Termination of Employment” means the termination of Your employment and service with the Company and all Affiliates.  You will not be considered as having had a Termination of Employment if (i) You continue to provide services to the Company or any Affiliate as an employee or independent contractor at an annual rate that is more than 20 percent of the services rendered, on average, during the immediately preceding 36 months of employment (or, if employed less than 36 months, such lesser period) or (ii) You are on military leave, sick leave or other bona fide leave of absence so long as the period of such leave does not exceed six months, or if longer, so long as Your right to reemployment with the Company or any Affiliate is provided either by statute or by contract.  If the period of leave (i) ends or (ii) exceeds six months and Your right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period if not reemployed by the Company or any Affiliate before such time and eligibility for payments and benefits hereunder will be determined as of that time.  Termination of Employment shall be construed consistent with the meaning of a “separation from service” under Section 409A of the Code.

(r)                           “Total Disability” means Your inability, through physical or mental illness or accident, to perform the majority of Your usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least ninety (90) consecutive days.  Total Disability shall be deemed to have occurred on the first day following the expiration of such ninety (90) day period.

(s)                         “Trade Secrets” means any and all information concerning, relating to and/or in the possession of, the Company and/or its Affiliates and/or the Business of the Company that qualifies as a trade secret as defined by the laws of the State of Georgia on the date of this Agreement and as such laws are amended from time to time thereafter.

(t)                           “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

2.                                      Employment; Duties.

(a)                         The Company agrees to employ You as Chief Operating Officer of the Company with the duties and responsibilities generally associated with such position and such other reasonable additional responsibilities and positions as may be added to Your duties from time to time by the Chief Executive Officer, the President of the Company (excluding a President of any division of the Company) or the Board of Directors consistent with Your position.

(b)                        During Your employment hereunder, You shall (i) diligently follow and implement all Company employee policies and all management policies and decisions communicated to You by the Chief Executive Officer, the President or the Board of Directors; and (ii) timely prepare and forward to the Chief Executive Officer, the President or the Board of Directors all reports and accountings as may be reasonably requested of You.

3.                                      Term.  The term hereof commenced on August 27, 2007, continued for a period of one (1) year, was extended for an additional year from the anniversary of August 27, 2007 and shall be automatically extended from year-to-year thereafter unless terminated in accordance with Section 6 hereof (the “Term”).

4.                                      Compensation.

(a)                         (1)  You shall be paid an annual base salary of not less than Four Hundred and Sixteen Thousand Dollars ($416,000) per year (the “Base Salary”).  The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, biweekly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements.

(2)  The Base Salary shall be reviewed by the Board of Directors at least once during each year of the Term and may be increased from time to time and at any time by the Board of Directors.  The Base Salary shall in no event be reduced or decreased below the highest level attained at any time by You, unless You and the Board of Directors agree to implement a salary reduction program for cost abatement purposes.

(3)  As the Term begins on other than the first business day of a calendar month and as the Term hereof shall terminate on other than the last day of a calendar month, Your compensation for such month shall be prorated according to the number of days during such month that occur within the Term.

(b)                        For each fiscal year of the Company, You shall be entitled to receive an annual target bonus opportunity in an amount equal to sixty-five percent (65%) of Your Eligible Earnings (the “Annual Target Bonus”), with the ability to earn Fifty Percent (50%) (threshold) to One Hundred Fifty Percent (150%) (maximum) of Your Annual Target Bonus if the bonus criteria for such annual period, as set by the Board of Directors of the Company, are satisfied (the “Target Bonus Payment”); provided that if such bonus criteria are not satisfied, no Annual Target Bonus shall be payable.  The criteria to earn Your Annual Target Bonus and other levels between the threshold and maximum for each year of the Term shall be based upon good faith negotiations between You and the Board of Directors.  All Target Bonus Payments that become payable shall be paid to You in accordance with the applicable bonus plan but in no event later than 2½ months after the end of the fiscal year of the Company to which Your Target Bonus Payments relate.

(c)                         While You are performing the services described herein, the Company shall reimburse You for all reasonable and necessary expenses incurred by You in connection with the performance of Your duties of employment hereunder in accordance with the Company’s expense reimbursement policy, as applied to the Company’s executive officers, as soon as administratively practicable but no later than 2 ½ months after the end of the year in which You incur the reimbursable expense.

(d)                        Pursuant to this Section 4(d), You shall participate in the Change-In-Control Accelerated Vesting and Severance Plan amended and restated effective December 15, 2008 and any plan(s) or program(s) that supersede, replace and/or supplement such plan, as in effect from time to time (the “AV/SP”), at the second highest and second most beneficial level of participation provided under the AV/SP.  With respect to each individual benefit, or category of similar benefit, provided to You under each of the AV/SP and this Agreement, the two (2) benefits shall not be cumulative, and You shall be entitled to receive each such benefit, or category of benefit, under the terms of the AV/SP or the terms of this Agreement, whichever would be the greater amount or value to You, except that the timing and manner of payment of such benefits shall be consistent with the terms of this Agreement, regardless of whether the amount or value of the benefits You are entitled to receive are determined under the AV/SP or this Agreement.  The restrictions on cumulation of benefits in this Section 4(d), and the application of the terms of the AV/SP to benefits provided thereunder, shall not apply to Your right to qualify for and participate in the AV/SP at the second highest and second most beneficial level of participation.

(e)                         You shall receive paid vacation during each twelve (12) month period of Your employment in accordance with the Company’s vacation policy.  To the extent that You do not use Your accrued vacation during such twelve (12) month period, any remaining accrued vacation shall be subject to the carryover restrictions applicable in the Company’s normal vacation policies.

5.                                      Equity Rights.

(a)                         Upon execution of the Previous Agreement, You received 50,000 RSUs which shall vest in accordance with the terms of the EarthLink, Inc. 2006 Equity and Cash Incentive Plan, with 25,000 RSUs vesting on August 27, 2009, 12,500 RSUs vesting on August 27, 2010 and 12,500 RSUs vesting on August 27, 2011, assuming Your continued employment until each such time, or as otherwise vested pursuant to Section 6.  Upon execution of the Previous Agreement, You also received 150,000 stock options which vest over a period of four years in accordance with the terms of the EarthLink, Inc. 2006 Equity and Cash Incentive Plan and the Company’s standard vesting schedule for stock options.

(b)                        The stock options and restricted stock units granted by the Company to You from time to time are hereinafter collectively called the “Stock Options and RSUs.”  You shall be given the period permitted under Your respective Stock Option agreements to exercise Your Stock Options after Your termination of employment, except as otherwise provided in Section 5(c) below.

(c)                         Vested Stock Options shall be exercisable for thirty (30) days following termination of employment but in no event beyond the latest expiration date as set forth in the respective Stock Option agreement.

6.                                      Termination.

(a)                         A Termination of Employment shall occur only as follows:

(1)                                  For Cause immediately by the Company; or

(2)                                  At Your option for Good Reason; or

(3)                                  At Your option upon thirty (30) days prior written notice of termination delivered by You to the Company; or

(4)                                  For any reason by the Company upon three (3) calendar months prior written notice of termination delivered to You, except during a period of Your disability that may qualify as the period for qualification for Your Termination of Employment due to Your Total Disability as set forth in Section 6(a)(6); or

(5)                                  By the Company upon Your death; or

(6)                                  By the Company because of Your Total Disability upon thirty (30) days prior written notice of termination delivered to you.

(b)                        If You have a Termination of Employment that is not in connection with a Change in Control Event (i) by the Company for other than “Cause,” Your death or Your Total Disability or (ii) by You for “Good Reason,” You shall be paid an amount equal to one hundred percent (100%) of the sum of (i) Your Base Salary as of the effective date of

Your Termination of Employment and (ii) Your Annual Target Bonus for the year in which your Termination of Employment occurs.  Subject to Section 19 below, such amount shall be paid in a lump sum as soon as administratively practicable (and within thirty (30) days) after Your Termination of Employment.  However, You will not be entitled to any payment under this Section 6(b) if you previously received payments under Section 6(c) below.  In addition, in the event of such Termination of Employment as described in this Section 6(b), You shall become immediately vested in all Your outstanding Stock Options and RSUs that otherwise would have vested during the 18-month period immediately following such Termination of Employment.

(c)                         If a Non-Public Change in Control Event occurs (and such Non-Public Change-in-Control constitutes a “change in control event” within the meaning of Section 409A of the Code and applicable regulations) and you have not previously incurred a Termination of Employment, You shall be paid as soon as administratively practicable (and within thirty (30) days) after such Change in Control Event an amount equal to one hundred and fifty percent (150%) of the sum of (i) Your Base Salary as of the effective date of the Non-Public Change in Control Event and (ii) Your Annual Target Bonus for the year in which the Non-Public Change in Control Event occurs.  In the event You receive any payments under this Section 6(c), Your right to receive payments under Sections 6(b) and 6(d) will be terminated.

(d)                        If, in connection with a Public Change in Control Event (or a Non-Public Change-in-Control that does not meet the definition of a “change in control event” in Section 409A of the Code and applicable regulations), You have a Termination of Employment (i) by the Company for other than “Cause,” Your death or Your Total Disability or (ii) by You for “Good Reason,” You shall be paid an amount equal to (a) one hundred and fifty percent (150%) of the sum of (i) Your Base Salary as of the effective date of Your Termination of Employment and (ii) Your Annual Target Bonus for the year in which Your Termination of Employment occurs.  Subject to Section 19 below, such amount shall be paid in a lump sum as soon as administratively practicable (and within thirty (30) days) after Your Termination of Employment.  However, You will not be entitled to any payment under this Section 6(d) if you have received payments under Section 6(c) above.

(e)                         If You have a Termination of Employment by the Company for Cause, Your death or Your Total Disability or by You for reasons other than for “Good Reason,” the Company will have no obligations to pay You any amount beyond the effective date of such Termination of Employment whether as Base Salary, Annual Target Bonus or otherwise or to provide You with any benefits arising hereunder or otherwise except as required by law.

(f)                           For purposes of this Section 6, Your Termination of Employment will be deemed to be in connection with a Change in Control Event if it occurs on or after the Change in Control Event or after the public announcement of or execution of a definitive agreement for a transaction or event that would, if consummated, be a Change in Control Event.

7.                                      Confidential Information and Trade Secrets.  You acknowledge that the nature of Your engagement by the Company is such that You shall have access to the Confidential Information and the Trade Secrets, each of which has great value to the Company, provides the Company a competitive advantage, and constitutes the foundation upon which the Business of the Company is based.  You agree to hold all of the Confidential Information and the Trade Secrets in confidence and to not use, disclose, publish or otherwise disseminate any of such Confidential Information and the Trade Secrets to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) as a result of portions of the Confidential Information and/or the Trade Secrets becoming lawfully obtainable from other sources, (iv) authorized in writing by the Company, or (v) necessary to enforce this Agreement.  The restrictions set forth in this Section 7 shall remain in full force and effect (a) with respect to the Confidential Information, for the three (3) year period following the effective date of Your Termination of Employment, and with respect to the Trade Secrets, until the Trade Secrets no longer retain their status or qualify as trade secrets under applicable law.  Upon Your Termination of Employment, You shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing Confidential Information and Trade Secrets, whether prepared by You, the Company or anyone else.

8.                                      Inventions and Patents.  All inventions, designs, improvements, patents, copyrights and discoveries conceived by You during the term of this Agreement which are useful in or directly or indirectly relate to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company.  You agree to promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and at the Company’s expense, to take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

9.                                      Restrictive Covenants.

(a)                         Non-Competition.  You agree that during Your employment, and for a period of twelve (12) calendar months following Termination of Employment, You shall not perform within the 50 states of the United States of America any services which are in competition with the Business of the Company during Your employment, or following Your Termination of Employment any services which are in competition with a Material line of Business engaged in by the Company at the time of Your Termination of Employment, and which are the same as or similar to those services You performed for the Company under this Agreement; provided, however, if the other business competitive with the Business of the Company has multiple lines, divisions, segments or units, some of which are not competitive with the Business of the Company, nothing herein shall prevent You from being employed by or providing services to such line, division, segment or unit that is not competitive with the Business of the Company.  For purposes of this Section 9(a), “Material” means a line of Business that represents 20% or more of the Company’s consolidated revenues or adjusted EBITDA for the four fiscal quarters immediately preceding Your Termination of Employment.

(b)                        Non-Recruitment.  You agree that during Your employment and for a period of twelve (12) calendar months following Termination of Employment, You will not, directly or indirectly:  (1) solicit, induce, recruit, or cause a Restricted Employee to resign employment with the Company or its Affiliates, or (2) participate in making hiring decisions, encourage the hiring of, or aid in the hiring process of a Restricted Employee on behalf of any employer other than the Company and its Affiliates.  As used herein, “Restricted Employee” means any employee of the Company or its Affiliates with whom You had material business-related contact while performing services under this Agreement, and who is:  (1) a member of executive management; (2) a corporate officer of the Company or any of its Affiliates; or (3) any employee of the Company or any of its Affiliates engaged in product or service development or product or service management.

(c)                         Effect of Breach.  The obligation of the Company to continue to fulfill its payment and benefit obligations to You pursuant to Sections 6(b), 6(c) and 6(d) is conditioned upon Your compliance with the provisions of this Section 9 and Sections 7 and 8.  Accordingly, in the event that You shall materially breach the provisions of this Section 9 and/or Sections 7 and/or 8 and not cure or cease (as appropriate) such material breach within ten (10) days of receipt of notice thereof from the Company (the “Default Date”), the Company’s obligations under Sections 6(b), 6(c) and 6(d) shall terminate and You shall promptly (within thirty (30) days after the Default Date) refund to the Company a prorata portion of the amounts previously paid to You pursuant to Sections 6(b), 6(c) and 6(d) equal to a fraction, the numerator of which is the number of full months from the Default Date to the eighteen-month (18-month) anniversary of Your Termination of Employment, and the denominator of which is eighteen (18).  Termination of the Company’s obligations under Sections 6(b), 6(c) and 6(d) shall not be the Company’s sole and exclusive remedy for a breach of this Section 9 and/or Sections 7 and/or 8.  In addition to the remedy provided in this Section 9(c), the Company shall be entitled to seek damages and injunctive relief to enforce this Section 9 and Sections 7 and 8, in the event of a breach by You of this Section 9 and/or Sections 7 and/or 8.

10.                               Remedies.

(a)                         The parties hereto agree that the services to be rendered by You pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value; the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by You of any of the terms of this Agreement will cause the Company great and irreparable injury and damage.  You hereby agree that the definition of the Business of the Company set forth in Section 1 is correct, that the Company and its Affiliates conduct business throughout the 50 states of the United States of America and beyond, and that these restrictions are reasonably necessary to protect the legitimate business interests of the Company.  You hereby expressly agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by You.  This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

(b)                        In the event of any dispute over the interpretation or application of this Agreement, the Company shall reimburse you for your reasonable attorneys’ fees and costs incurred in connection with that dispute unless the Company is determined, by final judgment of a court of competent jurisdiction, to be the prevailing party on all or substantially all of the issues in dispute, which reimbursement shall be made promptly, (and within thirty (30) days) following final judgment.

11.                               Construction and Severability.  The parties hereto agree that the provisions of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement.  In the event a court should determine not to enforce a provision of this Agreement due to overbreadth, violation of public policy, or similar reasons, the parties specifically authorize such reviewing court to enforce said covenant to the maximum extent reasonable, whether said revisions be in time, territory, scope of prohibited activities, or other respects.  If any single covenant, provision, word, clause or phrase in this Agreement shall be found unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.

12.                               Assignment.  This Agreement and the rights and obligations of the hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

13.                               Notices.  Except as otherwise specifically provided herein, any notice required or permitted to be given to You pursuant to this Agreement shall be given in writing, and personally delivered or mailed to You by certified mail, return receipt requested, at the address set forth below Your signature on this Agreement or at such other address as You shall designate by written notice to the Company given in accordance with this Section 13, and any notice required or permitted to be given to the Company, the Chairman of the Board of Directors or the Chairman of the Leadership and Compensation Committee of the Board of Directors shall be given in writing, and personally delivered or mailed to that recipient by certified mail, return receipt requested, addressed to the appropriate recipient at the address set forth under the signature of the Chief Executive Officer of the Company or his designee on this Agreement or at such other address as the Company shall designate by written notice to You given in accordance with this Section 13.  Any notice complying with this Section 13 shall be deemed received upon actual receipt by the addressee.

14.                               Waiver.  The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

15.                               Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia.

16.                               Beneficiary.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

17.                               Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto relating to Your employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon You or the Company unless made in writing and signed by the parties hereto.  All prior understandings and agreements relating to Your employment by the Company, in whatever capacity, are hereby expressly terminated.

18.                               Excise Tax.

(a)                         If any payment or distribution by the Company and/or any Affiliate of the Company to or for Your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the payments and benefits payable or provided under this Agreement (or other Payments as described below) shall be reduced (but not below the amount of the payments or benefits provided under this Agreement) if, and only to the extent that, such reduction will allow You to receive a greater Net After Tax Amount than You would receive absent such reduction.

(b)                        The Accounting Firm will first determine the amount of any Parachute Payments (as defined below), that are payable to You.  The Accounting Firm also will determine the Net After Tax Amount (as defined below), attributable to Your total Parachute Payments.

(c)                         The Accounting Firm will next determine the largest amount of Payments that may be made to You without subjecting You to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d)                        You then will receive the total Parachute Payments or the Capped Payments or such other amount less than the total Parachute Payments, whichever provides You with the higher Net After Tax Amount, but in no event will any such reduction imposed by this Section 18 be in excess of the amount of payments or benefits payable or provided under this Agreement.  If You will receive the Capped Payments or some other amount lesser than the total Parachute Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement on a pro rata basis and then by reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement on a pro rata basis.  The Accounting Firm will notify You and the Company if it determines that the Parachute Payments must be reduced and will send You and the Company a copy of its detailed calculations supporting that determination.

(e)                         As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 18, it is possible that amounts will have been paid or distributed to You that should not have been paid or distributed under this Section 18 (“Overpayments”), or that additional amounts should be paid or distributed to You under this Section 18 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or You, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a debt ab initio that You must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no debt will be deemed to have been incurred by You and no amount will be payable by You to the Company unless, and then only to the extent that, the deemed debt and payment would either reduce the amount on which You are subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify You and the Company of that determination and the amount of that Underpayment will be paid to You promptly (and no later than thirty (30) days after the final determination of the Underpayment) by the Company.

(f)                           For purposes of this Section 18, the following terms shall have their respective meanings:

(i)                                     “Accounting Firm” means the· independent accounting firm engaged by the Company in the Company’s sole discretion.

(ii)                                  “Net After Tax Amount” means the amount of any Parachute Payments, Capped Payments or other payments described in this Section 18, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to You on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii)                               “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g)                        The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  If such fees and expenses are initially paid by You, the Company shall reimburse You the full amount of such fees and expenses within five business days after receipt from You of a statement therefore and reasonable evidence of Your payment thereof but in no event later than the end of the year immediately following the year in which You incur such reimbursable fees and expenses.

(h)                        The Company and You shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or You, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and You.

(i)                            The federal, state and local income or other tax returns filed by You shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by You.  You, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of Your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

(j)                            All payments to be made to You under this Section 18 must be paid no earlier than when the applicable taxes are to be remitted and by the end of Your taxable year next following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of Your taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.

19.                               Tax Liabilities and Code Section 409A.  Any payments or benefits that you receive pursuant to this Agreement shall be subject to reduction for any applicable employment or withholding taxes.  Notwithstanding any other provision of this Plan, if You are a Specified Employee as of Your Termination of Employment, and if the amounts that You are entitled to receive pursuant to Section 6 are not otherwise exempt from Section 409A of the Code, then to the extent necessary to comply with Section 409A, no payments for such amounts may be made under this Agreement (including, if necessary, any payments for welfare or other benefits in which case You may be required to pay for such coverage or benefits and receive reimbursement when payment is no longer prohibited) before the date which is six (6) months after Your Termination of Employment or, if earlier, Your date of death.  All such amounts, which would have otherwise been required to be paid over such six (6) months after Your Termination of Employment or, if earlier, until Your date of death, shall be paid to You in one lump sum payment as soon as administratively feasible after the date which is six (6) months after Your Termination of Employment or, if earlier, your date of death.  All such remaining payments shall be made as if they had begun as set forth in this Agreement.  For purposes of this Agreement, Your rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowable under Section 409A of the Code.  This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith.  The Company may at any time amend, suspend or terminate this Agreement, or any payments to be made hereunder, as necessary to be in compliance with

Section 409A of the Code to avoid the imposition on You of any potential excise taxes relating to Section 409A.

IN WITNESS WHEREOF, You and the Company have executed and delivered this Agreement as of the date first shown above.

YOU:		THE COMPANY:

JOSEPH M. WETZEL		EARTHLINK, INC.

/s/ Joseph M. Wetzel		By	: /s/ Rolla P. Huff

Address:	1375 Peachtree Street	Name:	Rolla Huff
	7-North Atlanta, GA 30309	Title:	Chief Executive Officer

		Address:	1375 Peachtree Street
7-North Atlanta, GA 30309